EXHIBIT 99.2

IMMEDIATE RELEASE	March 19, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 822.2330	646.378.2924
NEOPROBE LETTER TO THE SHAREHOLDERS
DUBLIN, OHIO — March 19, 2008 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today released the text of its annual Letter to Stockholders from Neoprobe Chairman, Carl J. Aschinger, Jr., and President and CEO, David C. Bupp.
The letter highlights Neoprobe’s business and financial activities in 2007 and early 2008 and outlines planned business initiatives for the remainder of 2008. The text of the stockholder letter follows.
Dear Fellow Stockholders,
Since you received our last shareholder letter, Neoprobe Corporation has completed a period of significant commercialization and development activities and achievements. Our corporate accomplishments during this period have paved the way for the achievement of additional commercialization and development milestones for our medical device and drug products over the coming months. Neoprobe is in the process of surmounting the development and regulatory hurdles associated with the commercialization of our biomedical products. When we began 2007, we set the stage for development advancements that we believed would provide significant milestone achievements during the year. This proved to be the case with the attainment of accomplishments in our medical device product portfolio and in our drug development programs. We are currently executing a two-pronged commercial strategy comprised of building on a solid foundation of medical device products while we develop a platform of recurring revenue drug and biologic products led by Lymphoseek® and RIGScan® CR. During 2007, commercial and development milestones were achieved in all of the key areas of our business strategy.
The achievements that were realized in the past fifteen months are the result of the efforts of the dedicated and experienced personnel, management and advisors of Neoprobe. We have employed a successful virtual business model that maintains core competencies internally while outsourcing capital and resource intensive activities such as manufacturing and marketing. During 2007, we enhanced a key internal advisory resource by adding Dr. Owen Johnson to our board of directors. Dr. Johnson provides valuable experience regarding the evaluation of new medical products for reimbursement as the head of technology assessment for United Health, Inc. In 2008, we augmented our staff with a Director of Clinical Research and we will be contracting with several experienced clinical research associates to oversee the domestic and international Phase 3 studies planned for 2008. The efforts of the employees of Neoprobe are supported by a group of regulatory and biostatistics experts to assist in the completion of our regulatory submissions and clinical trial designs. All of the employees at Neoprobe are dedicated to providing the highest quality products that meet the healthcare needs of the patients they help treat.
Our 2007 loss from operations decreased from 2006 despite our continued investment in research and development activities associated with our drug and biomedical product initiatives. Margin contribution from our medical device businesses continued to be strong and to cover a significant portion of our public company corporate overhead costs. The gamma detection device margin contribution allowed us to devote our financial resources to the development of the drug technology platforms that we expect to provide rewarding future returns on our investment. Our
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net loss for the year was $5.1 million and included $2.9 million in non-cash charges related to the accounting treatment for our financing activities and amortization of our intellectual property. In addition, 2007 cash flow expenditures included $675,000 to repurchase and retire 10 million warrants to purchase Neoprobe common stock related to a 2004 financing.
Neoprobe’s core gamma detection device business continued to perform well in 2007. Our neo2000® system continues to be recognized as the market leader among gamma detection devices. In 2007 gamma device product revenues increased by $1.3 million or 24% versus 2006 revenues. The revenue and margin growth was led by our first probes with Bluetooth® wireless technology. The new wireless probes incorporate increased probe sensitivity, further improving the already superior gamma detection capability and performance of the neo2000. The introduction of the wireless probes demonstrated the flexibility that is a key competitive aspect of our neo2000 system, since all models of the neo2000 can be simply and easily upgraded to permit the use of the wireless probe. The wireless probes have solidified the market leadership position of our gamma detection device products in 2007. We expect the positive impact of the wireless probes to continue in 2008 and beyond.
As a result of the successful introduction of the wireless probes, our marketing partner for the gamma device products, Ethicon Endo-Surgery, Inc. (a Johnson and Johnson company) entered into discussions with us about extending our marketing agreement which was originally scheduled to terminate in December 2008. In the fourth quarter of 2007, we announced a five-year extension of the marketing agreement (the new agreement expires in December 2013) that provides a number of enhanced terms to Neoprobe. Commencing in January 2009, Neoprobe’s portion of the revenue derived from the sales of gamma device products will improve by 15 — 20% assuming product selling prices remain consistent with current selling prices. In addition, a new mechanism has been established for the review and approval of new gamma device product initiatives. The mechanism reflects the cooperative nature of our relationship with Ethicon and provides for a return on investment to each of us in recognition of our respective contributions to new product initiatives including potential financial contribution from Ethicon to defray some of the cost of future product development activities. In recognition of our past investment in product development and as an incentive to extend the marketing agreement, Ethicon paid us $500,000, which covered the majority of the development costs associated with the wireless probes. We are currently reviewing several product development initiatives with Ethicon for products that could be introduced in 2008 and 2009. Finally, the new agreement established annual product sales levels that must be achieved in order for Ethicon to maintain distribution exclusivity in future years.
While the gamma device business had a successful year, the commercialization efforts for our blood flow measurement devices continue to be a challenge. However, several development and evaluation activities that were initiated in 2007 provide some basis for cautious optimism. The Quantix® blood flow measurement system was originally envisioned as a means to provide mechanical blood flow measurement in the cardiovascular arena. While the Quantix system employed an innovative measurement approach, the clinical setting of the cardiovascular procedure presented certain challenges. During 2007, we completed some minor measurement algorithm modifications and began evaluating the technology in vascular assessments with very encouraging results. The vascular applications address a growing problem with dialysis patients. We are assessing the commercial opportunity that may be available with the vascular access business. During 2007, we recognized $351,000 in Quantix product revenue, which represented a decline of 42% from 2006. Almost all of the product sales occurred as a result of device placements in Europe and Asia. We still believe Europe and Asia represent viable markets for the Quantix device in both the cardiovascular and vascular assessment markets. However, we have begun exploring separate distribution channels for the vascular applications of the Quantix products in the United States.
On an overall basis in 2007, revenue from sales and service of our medical devices increased to $7.1 million or approximately 18%. This increase was driven by the 24% increase in revenues from our gamma detection devices which increased from $5.4 million in 2006 to $6.8 million in 2007. The gross margin from our medical devices totaled $4.0 million or 56% of sales in 2007.
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In 2007, our research and development expenses totaled $2.9 million, a decrease of 25% compared to the prior year. The primary reason for the decrease was that our Lymphoseek development expenses were lower in 2007 from 2006 with the reductions in preclinical testing and manufacturing-related drug development costs being less than completely offset by the costs associated with our Phase 2 human clinical trials. Lymphoseek drug development costs during 2007 were also offset by savings related to curtailing our activities associated with the Quantix device products and reduced gamma radiation detection device development costs following the launch of the wireless probes. Also, we continued to effectively manage our general and administrative overhead structure in an increasingly complex business environment for public companies.
We closed 2007 with cash and securities of approximately $1.5 million. Upon achieving previously announced milestones, we have access to an additional $5.7 million; net of placement costs, through the Platinum-Montaur Life Sciences LLC financing that was closed in December 2007. Our cash on hand at December 31, 2007 and the capital available through Platinum-Montaur provide us with sufficient funds to complete the development of Lymphoseek and fund our initial development efforts for our other device and biologic product initiatives.
In addition to the improvements in our gamma detection device business, we advanced the clinical development of our first recurring revenue product, Lymphoseek, to complement and expand our gamma detection device product businesses. The following are some of the research and development milestones achieved in 2007 related to our drug, biomedical and medical device product initiatives:
•	Completion of patient enrollment in a Phase 2 multi-center clinical evaluation of Lymphoseek in patients with either breast cancer or melanoma.

•	Conducted successful end of Phase 2 and pre-Phase 3 meetings with FDA for Lymphoseek

•	Submitted Phase 2 data to FDA for clinical study completed in patients with breast cancer or melanoma and provided responses to FDA to drug formulation and clinical questions

•	Initiated regulatory review process for Lymphoseek in European Union

•	Completed exclusive U.S. marketing and distribution agreement for Lymphoseek with radiopharmaceutical division of Cardinal Health, Inc.

•	Received notification of the allowance of a concept of matter patent covering the chemical construct of Lymphoseek in Japan

•	Received second lot of cGMP-produced final drug product that was used in the Phase 2 clinical study.

•	Introduced an updated blood flow measurement algorithm and initiated evaluations for the measurement of blood flow in vascular assessment and dialysis applications.

•	Took initial steps to add a third prong to our business strategy by seeking external financing for our oncology and viral disease products utilizing our proprietary activated cellular therapy (ACT) technology.

•	Completed extension of marketing agreement with Ethicon for the global marketing and distribution of Neoprobe’s gamma detection devices.
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•	Received regulatory clearance to commence patient enrollment in a third Phase 1 clinical study of Lymphoseek using prior day injection imaging and intraoperative detection in patients with breast cancer.
With the completion of enrollment in the Phase 2 clinical study, we began the process of reviewing the efficacy and safety data from the study and preparing submissions to FDA for the design and conduct of the pivotal Phase 3 clinical studies to support the product registration of Lymphoseek as a sentinel lymph node targeting agent. The Phase 2 clinical study was conducted in 80 evaluable patients with either breast cancer or melanoma. Some the nation’s most prestigious cancer treatment centers participated in the study and the results were presented at the Society of Surgical Oncology in March. The primary objective of the study was to demonstrate that Lymphoseek accurately and safely identified lymphatic tissue in the study subjects. Our clinical objective was a pathology confirmed accuracy or efficacy rate of 90%. Once we analyzed the data, we found that we had achieved a pathology confirmed accuracy rate of 99%. In addition, we did not observe any drug-related safety issues in the Phase 2 study patients.
Based upon the successful completion of the Phase 2 study, we held an end of Phase 2 meeting with FDA in the fourth quarter of 2007 and we completed responses to questions raised by FDA regarding our clinical and drug development program for Lymphoseek. All of our responses to the questions and the final report for the Phase 2 were filed with FDA in January of 2008. After the completion of the responses, we filed with the agency our final version of the first of two pivotal studies to be conducted to support the registration of Lymphoseek as a sentinel lymph node targeting agent. The first clinical study is proposed to be conducted in approximately 200 patients with either breast cancer or melanoma. The trial design is similar to the successfully conducted Phase 2 study, except that we will be monitoring the concordance of Lymphoseek uptake in lymph nodes with the uptake of a vital blue dye in the same lymph nodes. In addition, we have provided FDA with the outline of a second Phase 3 study to be conducted in patients with head and neck squamous cell carcinoma. This second Phase 3 study is designed to validate Lymphoseek as a sentinel lymph node targeting agent.
We have begun the process of contracting with approximately 20 investigational sites in the United States while we await FDA clearance to commence patient enrollment in the first Phase 3 study. Some of the investigational sites have begun the process of internally reviewing the protocol, the informed consent and investigator brochure to obtain institutional clearance to enroll patients in the study while we await FDA clearance to commence enrollment in the first Phase 3. In addition, we have begun to contact domestic and international investigators regarding the conduct of the second Phase 3 study.
Our regulatory strategy for Lymphoseek has evolved in response to questions and guidance from FDA, but the overall scope of the pivotal clinical studies has remained relatively constant. Based upon the current clinical pathway we are planning to submit a new drug application (NDA) for Lymphoseek in the first half of 2009. The NDA will cover three tumor types: breast cancer, melanoma and head and neck squamous cell carcinoma, rather than the two originally envisioned. The addition of head and neck squamous cell carcinoma has resulted in an expanded initial market potential for Lymphoseek.
As we have completed the activities associated with the Phase 2 study and prepared for the first Phase 3 study in the United States, we began the process of exploring the registration requirements for Lymphoseek in the European Union (EU). In this regard we have filed an application with the centralized drug evaluation agency for the EU, the EMEA, for a formal review of our regulatory strategy and clinical trial design for Lymphoseek to support the registration of the drug in the EU. We anticipate the formal review process will be completed by the EMEA by mid 2008.
In preparation for the commercialization of Lymphoseek in the United States, we completed a marketing and distribution agreement with the dominant domestic radiopharmaceutical firm
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Cardinal Health, Inc. The exclusive agreement with Cardinal provides us with a marketing arrangement that provides access to all of the nuclear medicine and nuclear pharmacies in the United States. Importantly the agreement affords Neoprobe with the opportunity to share in the revenue derived from each patient dose of Lymphoseek delivered by Cardinal. As a result of the structure of the agreement, Neoprobe should be able to recognize pharmaceutical margins on Lymphoseek with little incremental support cost.
Our drug development activities have not been confined to Lymphoseek. We have continued to evaluate clinical approaches for RIGScan CR to meet a continuing medical problem with the treatment of colorectal cancer. A clinical protocol has been developed that would supplement the clinical efficacy and safety data that has been accepted by FDA for the registration of the product. We have submitted a request to EMEA to review this protocol to determine if it would address questions asked by the EU reviewers with the original RIGScan dossier. If the response from the EMEA is positive it is our intention to complete a strategic alliance with a development partner to conduct the new clinical evaluation of RIGScan CR.
What do we see in the coming months for Neoprobe Corporation?
•	Initiate patient enrollment in the first of the Phase 3 clinical studies of Lymphoseek at cancer research centers in the United States before the end of April.

•	Provide interim efficacy results from the first Lymphoseek Phase 3 clinical study within 30 days of enrollment of the first 100 patients.

•	Initiate patient enrollment in a global multi-center Phase 3 clinical study of Lymphoseek in patients with head and neck squamous cell carcinoma around mid-year.

•	Analyze and report the results of the Phase 3 studies to support the filing of a NDA for the drug in the United States and to support clinical development and product registration activities in Europe.

•	Continue the clinical evaluation of Lymphoseek in prostate, lung, gastric and colon cancers with the goal of expanding the application of lymphatic mapping to these and other tumor types.

•	Maintain our leadership position of our gamma detection device business to provide consistent financial contribution as compared to 2007.

•	Evaluate our blood flow measurement products to determine the appropriate strategic focus for the products to maximize their near and long term potential to Neoprobe.

•	Complete the regulatory evaluation of RIGScan CR in the EU by initiating any non-clinical or clinical comparability studies, and commence manufacturing transfer with the assistance of a development partner.
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In conclusion, we believe that as a result of the activities and initiatives outlined above, the future of Neoprobe has been significantly enhanced in the past fifteen months. Lymphoseek has met each of its clinical milestones and its continued successful development will dramatically change the financial prospects for Neoprobe. In addition, the potential of our biomedical RIGScan and ACT technology initiatives may provide significant incremental revenue opportunities to complement our device and Lymphoseek businesses. All of our products are focused to fulfill our mission of developing and commercializing innovative biomedical products that enhance patient care and improve patient outcome. With your continued assistance and support, we will work to make Neoprobe an innovative and successful biomedical company.
Sincerely,

Carl J. Aschinger, Jr.	David C. Bupp
Chairman	President and CEO
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.